PRESS RELEASE
Quantum Technologies Announces 1-for-4 Reverse Stock Split
LAKE FOREST, Calif., July 30, 2013 /PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) (the "Company") announced today that its Board of Directors has approved the implementation of a 1-for-4 reverse stock split of its common stock, following approval by the Company's stockholders on July 25, 2013. The reverse stock split will be legally effective at 11:59 p.m. on July 30, 2013 (the "Effective Date").  The split-adjusted shares of the Company's common stock will begin trading on NASDAQ on July 31, 2013. The Company's shares will continue to trade under the symbol "QTWW." A new CUSIP number has been assigned to the Company's common stock as a result of the reverse stock split.

As a result of the reverse stock split, immediately upon the Effective Date each four shares of the Company's outstanding common stock will automatically be combined into one share, without any change to the par value per share. In addition, the reverse stock split will effect a proportionate adjustment to the number of shares of common stock the Company is authorized to issue, the per share exercise price and the number of shares issuable upon the exercise of outstanding warrants and stock options and vesting of restricted stock awards, and the number of shares eligible for issuance under the Company's 2011 Stock Incentive Plan.

"We are pleased our stockholders approved the reverse stock split which will enable us to regain compliance with Nasdaq's continued listing requirements regarding the $1.00 minimum bid price," stated Brian Olson, Quantum's President and Chief Executive Officer. "We adopted a 1-for-4 ratio in order to minimize the potential impact of the reverse. We remain excited about the progress we are making in the business and opportunities in front of us and believe this momentum coupled with the resulting increase in our share price will provide broader appeal of our stock to investors, particularly institutional investors."

Broadridge Corporate Issuer Solutions, Inc. will act as the Company's Exchange Agent in connection with the reverse split.  Stockholders will receive the notices, forms and instructions regarding the exchange of their pre-split shares for post-split shares from the Exchange Agent or their broker.  No fractional shares will be issued. Stockholders who otherwise would be entitled to receive fractional shares will automatically be entitled to receive cash in lieu of the fractional share.

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Brion D. Tanous
Principal
CleanTech IR, Inc.
Email: btanous@cleantech‐ir.com